Exhibit (k)(4)

SERVICING AGREEMENT

between

A10 CAPITAL, LLC,

as Servicer

and

HARTFORD SCHRODERS OPPORTUNISTIC INCOME FUND,

as Lender

Dated as of October 1, 2019

Fixed and Adjustable Rate Mortgage Loans

SERVICING AGREEMENT

THIS SERVICING AGREEMENT (this “Agreement”) dated as of October 1, 2019 and effective with respect to each Loan as of its respective Servicing Transfer Date, is between HARTFORD SCHRODERS OPPORTUNISTIC INCOME FUND, a Delaware statutory trust, as Lender (the “Lender”), and A10 CAPITAL, LLC, a Delaware limited liability company, as servicer (the “Servicer”).

W I TN E S S E T H:

WHEREAS, from time to time, the Lender desires to engage the Servicer, and Servicer desires to accept the Lender’s engagement, in accordance with the provisions of this Agreement, to service certain fixed-rate or adjustable-rate loans that Lender originates or acquires (or originated or acquired).

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Lender and the Servicer agree as follows:

SECTION 1.                    Definitions.

For purposes of this Agreement, the following capitalized terms shall have the respective meanings set forth below.

Additional Servicing Compensation: as defined on the Fee Schedule.

Agreement: This Servicing Agreement, including all exhibits, schedules, amendments and supplements hereto.

Applicable Law: All applicable federal, state or local statutes, laws, ordinances, rules and regulations and any other applicable requirements and guidance of any government or agency or instrumentality thereof, as such may be amended, modified or supplemented from time to time, and applicable judicial and administrative judgments, orders, stipulations, awards, writs, and injunctions.

Borrower: The obligor on a Note.

Borrower Information: Information including, but not limited to, all non-public personal information about Borrowers or Tenants that is supplied to the Lender by or on behalf of the Servicer.

Business Day: Any day other than a Saturday or Sunday, or a Federal holiday on which the Fund and the Servicer are open for business.

Condemnation Proceeds: All awards, compensation and settlements in respect of a taking (whether permanent or temporary) of all or part of a Mortgaged Property by exercise of the power of condemnation or the right of eminent domain, to the extent not required to be released to a Borrower in accordance with the terms of the related Loan Documents.

Corrected Loan: A Loan which was previously a Specially Serviced Loan and (i) for payment defaults, the Borrower has since become current on its Monthly Payments (including any delinquent Monthly Payments) and has remained current on such Monthly Payments for three consecutive months (including pursuant to any workout), or (ii) for non-monetary defaults, the related default is cured or the other circumstance pursuant to which it became a Specially Serviced Loan has ceased to exist in the judgment of the Servicer in accordance with Customary Servicing Procedures.

Customary Servicing Procedures: With respect to any Loan, those servicing practices (including collection practices and procedures) of prudent institutions which service loans of the same type as such Loan in the jurisdiction where the related Mortgaged Property is located, and which are in the best interests of the Lender, are exercised in accordance with (i) the terms of the Loan Documents and (ii) Applicable Law, and are exercised without regard to (A) any relationship that Servicer may have with any Borrower or with any other parties to the Loan Documents, or (B) the ownership, servicing or management of other loans or properties.

Custodial Account: As defined in Subsection 6.04.

Custodian: The custodian designated by the Lender from time to time.

Eligible Account: An account which is either:

(1)                     Maintained with a federal or state-chartered depository institution or trust company that complies with the definition of “Eligible Institution;” or

(2)                     Maintained with the corporate trust department of a federal depository institution or state-chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the U.S. Code of Federal Regulation Section 9.10(b), which, in either case, has corporate trust powers and is acting in its fiduciary capacity.

Eligible Institution: Federal or state-chartered depository institution or trust company with a rating of “A-” or better by a nationally recognized statistical rating organization (NRSRO).

Equity Collateral: With respect to Mezzanine Loans, all the equity interests owned by the Borrower in a single purpose entity that owns certain real and personal property. With respect to certain Loans, as applicable, all the equity interests in the related Borrower, together with all certificates evidencing ownership of such interests, and all claims, powers, privileges, benefits, remedies, voting rights, options or rights of any nature whatsoever which currently exist or may be issued or granted by the Borrower, which are pledged by the Borrower’s equity holders to the Lender to secure the Loan.

Escrow Account: As defined in Subsection 6.06.

Escrow Payments: The amounts constituting taxes, assessments, fire and hazard insurance premiums, flood insurance premiums, homeowners’ association or condominium association charges, ground lease payments and other payments as may be required to be escrowed by the Borrower with the Mortgagee pursuant to the terms of any Note or Mortgage.

Insurance Proceeds: With respect to each Loan, proceeds of insurance policies insuring the Loan or the related Mortgaged Property.

Interest Rate: With respect to each Loan, the annual rate at which interest accrues on such Loan from time to time in accordance with the provisions of the related Note.

Lease: Any agreement or arrangement pursuant to which any Person has or claims a possessory interest in, or right to use or occupy, all or any part of any Mortgaged Property, and every modification, amendment or other agreement relating thereto, including any sublease, assignment and guarantee.

Lender: The Person listed as such in the initial paragraph of this Agreement, together with its successors and assigns as permitted under the terms of this Agreement.

Liquidation Proceeds: The proceeds received in connection with (i) the payoff or liquidation of a Loan through voluntary payoff, trustee’s sale, foreclosure sale, deed-in-lieu of foreclosure or REO Disposition, (ii) the realization upon any deficiency judgment obtained against a borrower or guarantor or otherwise or (iii) the purchase of a Loan by the holder of any related mezzanine loan or, to the extent the Loan is split into multiple notes with a senior/subordinate structure, the holder of any related subordinate note or B note, each in accordance with the related intercreditor agreement or co-lender agreement.

Liquidation Fee: A fee payable to the Servicer by the Borrower with respect to each Loan as to which the Servicer obtains a full, partial or discounted payoff from the related Borrower or with respect to which the Servicer receives any Liquidation Proceeds (in any case, other than amounts for which a Workout Fee has been paid, or will be payable), which Liquidation Fee shall be payable from such payments or proceeds in the amount set forth in the Fee Schedule, such amount to be reasonably calculated by the Servicer and presented to the Lender for its reasonable approval.

Loan: An individual Loan (including, without limitation, in the form of a certificated participation interest therein) that has been originated or acquired by the Lender, with each Loan identified on an applicable Loan Schedule, which Loan may include, without limitation, the Loan File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds, related Servicing Rights and all other rights, benefits, proceeds and obligations arising from or in connection with such Loan.

Loan Documents: With respect to any Loan, the documents listed in Exhibit 1 hereto.

Loan File: With respect to any Loan, the Loan Documents and any additional items deemed necessary by Servicer to include in the loan file for such Loan.

Loan Schedule: The schedule identifying the Loans subject to this Agreement and summarizing the relevant information regarding each Loan. A sample Loan Schedule is set forth on the Sample Loan Schedule.

Mezzanine Loan: An individual Loan which is secured by 100% of the related Borrower’s ownership interest in a single purpose entity that owns certain real and personal property.

Monthly Payment: With respect to any Loan, the scheduled regular monthly payment of principal and/or interest payable by a Borrower under the related Note.

Moody’s: Moody’s Investors Service, Inc.

Mortgage: With respect to any Loan, the mortgage, deed of trust or other instrument creating a first-lien on the Mortgaged Property securing the Note.

Mortgaged Property: Individually or collectively, as the context may require, with respect to each Loan, the Borrower’s real property securing repayment of a related Note, consisting of interests in one or more parcels of real property.

Mortgagee: The mortgagee or beneficiary named in the Mortgage and the successors and assigns of such mortgagee or beneficiary.

Note: The original executed note evidencing the indebtedness of the Borrower under the related Loan.

Outstanding Principal Balance: As to each Loan, the principal balance of the Loan as of the date of determination.

Person: An individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Prepayment Premium: With respect to each Loan, to the extent paid or required to be paid by the Borrower in the Loan Documents, the prepayment charge, premium or fee, if any, upon the prepayment, in whole or in part, of such Loan, as set forth in the related Note.

Principal Prepayment: Any payment or other recovery of principal on a Loan which is received in advance of its scheduled due date, including any Prepayment Premium or Yield· Maintenance Premium thereon, to the extent included in the Loan Documents, and that is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

REO Disposition: The final sale by the Servicer or the Lender of an REO Property.

REO Disposition Proceeds: All amounts received with respect to an REO Disposition pursuant to Subsection 6.13.

REO Property: A Mortgaged Property acquired by the Lender or its designee through foreclosure or deed in lieu of foreclosure or indirectly through a foreclosure on the Equity Collateral, as described in Subsection 6.13.

Reserves: As to each Loan, any reserves required to be collected under the related Loan Documents.

S&P: S&P Global Ratings.

Servicer: A10 Capital, LLC, a Delaware limited liability company, or the successor in interest to such entity or any successor to the Servicer under this Agreement appointed as herein provided.

Servicing Advances: All customary, reasonable and necessary documented out-of-pocket costs and expenses incurred in the performance by the Servicer of its servicing obligations, hereunder, incurred by Servicer in accordance with Customary Servicing Procedures and as certified as such by the Servicer to the Lender or its designee including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement or judicial proceedings, including foreclosures, (c) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage, and (d) payments made by the Servicer with respect to a Mortgaged Property pursuant to Subsection 6.08; provided that, for the avoidance of doubt, Servicing Advances shall not include advances of principal and interest on a Loan and provided further that such Servicing Advances are subject to the limitations in Subsection 6.13.

Servicing Compensation: Individually and collectively, the Sourcing Due Diligence Fee, Sourcing Legal Processing Fee, Servicing Fee, Supplemental Servicing Fee, Special Servicing Fee, Workout Fee, Liquidation Fee and Additional Servicing Compensation as defined herein and provided for in Section 6.14.

Servicing Fee: With respect to each Loan, the amount of the servicing fee the Servicer shall be entitled to collect from the Borrower, as set forth on the Fee Schedule and Section 6.14. The Servicing Fee is payable from monthly payments collected by the Servicer from the Borrower and then, to the extent unpaid, from the Lender.

Servicing File: With respect to each Loan, the file retained by the Servicer consisting of originals of all documents in the Loan File which are not delivered to the Lender or the Custodian and copies of the Loan Documents.

Servicing Rights: With respect to each Loan, any and all of the following: (a) all rights to service the Loan; (b) any payments or monies payable or received or receivable for servicing the Loans; (c) any late fees, prepayment fees, assumption fees, penalties or similar payments with respect to the Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights and all rights of Servicer thereunder; (e) possession and use of any and all credit files pertaining to the Loans or pertaining to the past, present or prospective servicing of the Loans; (f) all accounts and other rights to payment related to any of the property described in this paragraph; (g) all rights and benefits relating to the direct solicitation of the related Borrowers and attendant right, title and interest in and to the list of such Borrowers and data relating to their Mortgages; and (h) all rights, powers and privileges incident to any of the foregoing.

Servicing Transfer Date: The date on which the Servicer and Lender execute a Loan Schedule with respect to a Loan.

Sourcing Due Diligence Fee: If requested by the Lender, the amount the Lender shall pay the Servicer, as provided in the Fee Schedule and Section 6.14.

Sourcing Legal Processing Fee: If requested by the Lender, the amount the Lender shall pay the Servicer, as provided in the Fee Schedule and Section 6.14.

Special Servicing Fee: With respect to each Loan, the amount of the annual fee the Lender shall pay to the Servicer, which shall, for each month, be equal to one-twelfth of the product of the Special Servicing Fee Rate and the Outstanding Principal Balance of such Loan. Such fee shall be payable monthly and computed on the basis of the same principal amount and period respecting which any related interest payment on a Loan is computed pursuant to the Loan Documents. For Specially Serviced Loans, the Servicer is not also entitled to a Supplemental Servicing Fee.

Special Servicing Fee Rate: The per annum rate at which the Special Servicing Fee shall be calculated for the type of related Loan, as set forth in the Fee Schedule.

Specially Serviced Loan: A Loan, with respect to which, (i) the Borrower is ninety (90) or more days delinquent in making any Monthly Payment or any default in the payment due on the maturity date, (ii) there has been a decree or order of bankruptcy on the part of the Borrower that has not been discharged or stayed for a period of ninety (90) days, (iii) the related Borrower consents to the appointment of a conservator or receiver, (iv) the Borrower admits in writing its inability to pay its debts as they become due, (v) there is a notice of foreclosure or proposed foreclosure by any Person with respect to the Mortgage Property, (vi) the Borrower is subject to any other material default under the terms of the Note and such default remains uncured beyond any applicable grace or notice and cure periods, (vii) a “Trigger Period” or “Reduced Performance Period” (as defined in the respective Loan Documents) is ongoing, or (viii) the Servicer has determined in accordance with Customary Servicing Procedures that failed payment of the Loan or other material default is imminent and not likely to be cured within ninety (90) days. A loan shall cease being a Specially Serviced Loan when it becomes a Corrected Loan.

Servicing Transfer Date: The date upon which this Agreement shall become effective with respect to a Loan, which shall be the date upon which the Lender delivers to the Servicer a Loan

Schedule.

Subcontractor: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Loans but performs one or more discrete functions with respect to Loans under the direction or authority of the Servicer or a Subservicer.

Subservicer: Any Person that services Loans on behalf of the Servicer or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Servicer under this Agreement.

Subsequent Transaction: Any transaction involving either (1) a sale or other transfer of some or all of the Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or trustee or a custodian in connection with the issuance of participation certificates or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of single family rental property loans consisting, in whole or in part, of some or all of the Loans, or such other similar transaction or structure.

Supplemental Services: The services set forth in Exhibit 4.

Supplemental Servicing Fee: With respect to each Loan for which the Servicer will provide Supplemental Services, the amount of the annual fee the Servicer shall be entitled to collect from the Borrower, as set forth on the Fee Schedule and Section 6.14.

Tenant: Any person obligated by contract or otherwise to pay monies under any Lease now or hereafter affecting all or any part of the Mortgaged Properties.

Workout Fee: With respect to each Corrected Loan, a fee that is payable (generally, monthly) to the Servicer in the amount set forth in the Fee Schedule. The obligation of the Lender to pay the Workout Fee is limited to, and payable solely from, amounts collected by the Servicer in connection with each Loan, including but not limited to, Monthly Payments, Principal Prepayments, principal payments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, and REO Disposition Proceeds.

Workout Fee Rate: The per annum rate at which the Workout Fee shall be calculated for the type of related Loan, as set forth in the Fee Schedule.

Yield Maintenance Premium: With respect to each Loan, the yield maintenance premium, spread maintenance premium, charge or fee, if any, payable upon the prepayment, in whole or in part, of such Loan, as set forth in the related Loan Documents.

SECTION 2.                    Loan Ownership.

With respect to each Loan, the Lender shall own and be entitled to receive, net of the

Servicing Compensation: (a) all scheduled principal due, (b) all other payments and/or recoveries of principal collected, all payments of interest on such Loans, and (d) all related Servicing Rights.

SECTION 3.                   [Reserved].

SECTION 4.                   Delivery of Loan Documents.

Subsection 4.01                    Possession of Loan Files.

The contents of each Loan File related to a Loan shall be delivered to the Custodian and a copy shall be retained by the Servicer to service the Loans pursuant to this Agreement. The Servicer’s possession of any portion of each such Loan File is at the sole discretion of the Lender for the sole purpose of facilitating servicing of the Loans pursuant to this Agreement.

The ownership of each Note, Mortgage and the contents of each Loan File is vested in the Lender and the ownership of all records and documents with respect to the related Loan prepared by or which come into the possession of the Servicer shall immediately vest in the Lender and shall be delivered promptly by the Servicer to the Custodian. The copy of the Loan File retained or otherwise held by the Servicer with respect to each Loan pursuant to this Agreement shall be appropriately identified in the Servicer’s computer system to reflect clearly the ownership of such related Loan by the Lender. The Servicer shall deliver to the Lender copies of any documents in a Loan File reasonably requested by the Lender within three (3) Business Days of the date of such request.

Subsection 4.02                    Books and Records.

All rights arising out of the Loans shall be vested in the Lender; provided, however, that, subject to Section 6.14, all such funds received by the Servicer on or in connection with a Loan shall be delivered the same Business Day to the Custodian for the benefit of the Lender as the Lender of the Loans pursuant to the terms of this Agreement.

Subsection 4.03                    Delivery of Loan Documents.

The Servicer shall deliver and release to the Custodian the Loan Documents with respect to each Loan. To the extent that any such Loan Documents have been delivered for recording and have not yet been returned to the Servicer by the applicable recording office, the Servicer shall, following receipt by it of such Loan Documents from the applicable recording office, promptly deliver such documents to the Custodian.

To the extent received by it, the Servicer shall promptly forward to the Custodian, original documents evidencing an assumption, modification, consolidation or extension of any Loan entered into in accordance with this Agreement.

SECTION 5.                    Costs.

Except as otherwise set forth in this Agreement, the Lender and the Servicer shall each pay the legal fees and expenses of their respective attorneys. The Servicer shall pay the cost of delivering the Loan Files to the Lender and Custodian, and the cost of delivering the Loan Documents to the Lender and Custodian. The Lender shall reimburse the Servicer for all out-of-pocket costs incurred by the Servicer with respect to any requested deliverable not already in the Servicer’s possession and not already covered by Servicing Compensation or otherwise set forth in this Agreement as a cost of the Servicer (such out-of-pocket costs shall include, but not be limited to, reasonable attorney and accountant’s fees pertaining to opinions and reports but shall not include reimbursement to Servicer for records or reports that Servicer should maintain in accordance with “Customary Servicing Procedures.)”

SECTION 6.                    Administration and Servicing of Loans.

Subsection 6.01                    Servicer to Act as Servicer; Subservicing.

(a)                                                    The Lender hereby appoints A10 Capital, LLC to act as servicer for the Loans identified on the Loan Schedule. The Servicer, as an independent contractor, shall service and administer the Loans and any Specially Serviced Loans with the skill, prudence, and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims and in accordance with this Agreement and Customary Servicing Procedures and the terms of the Notes and Mortgages, and shall have full power and authority, acting alone or through approved Subservicers or agents, to do or cause to be done any and all things in connection with such servicing and administration which the Servicer may deem necessary or desirable and consistent with the terms of this Agreement; provided, however that Servicer shall not take any action or omit any action that requires Lender’s prior consent or would violate Customary Servicing Procedures or Applicable Laws. Subject to Lender’s prior written consent (such consent not to be unreasonably withheld), the Servicer may perform its servicing responsibilities through sub-servicers, agents or independent contractors, but shall not thereby be released from any of its responsibilities or liabilities hereunder. Notwithstanding anything to the contrary, the Servicer may delegate any of its duties under this Agreement to one or more of its affiliates without regard to any of the requirements of this section; provided, however, that the Servicer shall not be released from any of its responsibilities or liabilities hereunder by virtue of such delegation. Subject to Lender’s prior written consent (such consent not to be unreasonably withheld), the Loans (and following any foreclosure or deed-in-lieu of foreclosure, the related REO Property) may be subserviced by one or more unaffiliated Subservicers on behalf of the Servicer in accordance with the servicing provisions of this Agreement provided that Servicer shall not thereby be released from any of its responsibilities or liabilities hereunder. The Servicer shall pay all fees and expenses of the Subservicer from its own funds (provided that any such expenditures that would constitute Servicing Advances if made by the Servicer hereunder shall be reimbursable to the Servicer as Servicing Advances), and the Subservicer’s fee shall not exceed the Servicing Fee.

(b)                                                    At the cost and expense of the Servicer, without any right of reimbursement from the Lender, the Servicer shall be entitled to terminate the rights and responsibilities of a Subservicer and subject to Lender prior written consent (such consent not to be unreasonably withheld), arrange for any servicing responsibilities to be performed by a successor Subservicer meeting the requirements in the preceding paragraph; provided, however, that (i) nothing contained herein shall be deemed to prevent or prohibit the Servicer, at the

Servicer’s option, from electing to service the related Loans (or following any foreclosure, the related REO Property) itself and (ii) the Servicer shall not be released from any of its responsibilities or liabilities hereunder. If the Servicer’s responsibilities and duties under this Agreement are terminated and if requested to do so by the Lender or its designee, the Servicer shall at its own cost and expense terminate the rights and responsibilities of the Subservicer as soon as is reasonably possible. The Servicer shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of the Subservicer from the Servicer’s own funds without reimbursement from the Lender.

(c)                                                    The Servicer shall be entitled to enter into an agreement with the Subservicer for indemnification of the Servicer by the Subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

(d)                                                    Any subservicing agreement and any other transactions or services relating to the Loans (or following any foreclosure, the related REO Property) involving the Subservicer shall be deemed to be between the Subservicer and Servicer alone, and the Lender shall have no obligations, duties or liabilities with respect to the Subservicer including no obligation, duty or liability of Lender to pay the Subservicer’s fees and expenses. For purposes of distributions and advances by the Servicer pursuant to this Agreement, the Servicer shall be deemed to have received a payment on a Loan (or with respect to the related REO Property) when the Subservicer has received such payment.

(e)                                                    The Servicer shall be under no obligation to make any advance of principal and/or interest payments in respect of any Loan.

(f)                                                     Servicer shall provide the Lender with prompt written notice of a material Loan default that Servicer reasonably believes could result in acceleration or foreclosure. The Servicer shall notify the Lender or its designee of its intention to institute any foreclosure proceeding no less than thirty (30) days prior to initiating such proceeding. Prior to accepting a deed-in-lieu of foreclosure or a partial release of any Mortgaged Property subject to the lien of the related Mortgage, the Servicer shall obtain the Lender’s or its designee’s prior written consent to such Servicer’s acceptance. In connection with any foreclosure sale, the Servicer shall consult with the Lender or its designee regarding the bid price for the related Mortgaged Property and shall set such bid price in accordance with the Lender’s or its designee’s instructions. The Servicer shall make all required Servicing Advances and shall service and administer the Loans (and following any foreclosure, the related REO Property) in accordance with Customary Servicing Standards and Applicable Law and shall provide to the Borrowers any documentation relating to Servicing Advances required to be provided to a Borrower pursuant to the applicable Loan Documents; provided that, except for Servicing Advances for payment of ordinary course taxes and insurance for Loans that are not Specially Serviced Loans (with respect to which Servicer shall provide Lender or its designee no less than five (5) Business Days prior written notice), the Servicer shall obtain the prior written consent of the Lender or its designee prior to making any Servicing Advance of $5,000 or more. The Lender or its designee shall furnish to the Servicer any powers of attorney and other documents reasonably necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties under this Agreement.

(g)                                             Notwithstanding anything to the contrary contained herein, prior to the commencement of a foreclosure or acceptance of a deed-in-lieu of foreclosure, the Servicer shall commission an environmental inspection or review of such Mortgaged Property, such inspection or review to be conducted by a qualified inspector at the Lender’s expense. Upon completion of the inspection, the Servicer shall promptly provide the Lender or its designee with a written report of the environmental inspection. After reviewing the inspection, the Lender or its designee shall determine how the Servicer shall proceed with respect to the Mortgaged Property.

Subsection 6.02                  [Reserved].

Subsection 6.03                  Collection of Loan Payments.

Continuously from the date hereof until the principal and interest on all Loans are paid in full, the Servicer will proceed diligently, in accordance with this Agreement and Customary Servicing Procedures, to collect all payments due under each of the Loans when the same shall become due and payable. Further, the Servicer shall in accordance with Customary Servicing Procedures ascertain and estimate taxes, assessments, liability, fire and hazard insurance premiums, and all other charges that, as provided in any Mortgage, will become due and payable to the extent that the installments payable by the Borrowers will be sufficient to pay such charges as and when they become due and payable, subject to the terms of the Loan Documents.

Subsection 6.04                   Establishment of Custodial Account; Deposits in Custodial Account.

The Servicer shall deliver all funds collected and received pursuant to each Loan for the benefit of the Lender to the account designated by the Custodian (the “Custodial Account”).

The Servicer shall deposit in the Custodial Account on a daily basis the following payments and collections received or made by it on the day of such receipt and confirmation of such payments and collections:

(a)                                                    all payments on account of principal, including Principal Prepayments, on the Loans;

(b)                                                    all payments on account of interest on the Loans;

(c)                                                    all Liquidation Proceeds;

(d)                                                    all proceeds received by the Servicer under any title insurance policy, hazard insurance policy or other insurance policy other than proceeds to be held in the Escrow Accounts and applied to the restoration or repair of a Mortgaged Property or released to a Borrower in accordance with the applicable Loan Documents and Customary Servicing Procedures;

(e)                                                    all awards or settlements in respect of condemnation proceedings or eminent domain affecting any Mortgaged Property which are not released to the Borrower in accordance with the applicable Loan Documents and Customary Servicing Procedures;

(f)                                                    any amount required to be deposited in the Custodial Account pursuant to Subsection 6.15;

(g)                                                    any amount required to be deposited by the Servicer in connection with any REO Property pursuant to Subsection 6.13; and

(h)                                                    amounts required to be deposited by the Servicer in connection with the deductible clause of any hazard insurance policy.

The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments made to the Servicer by the Borrower in the nature of late payment charges, assumption fees and other ancillary fees that are Additional Servicing Compensation as defined in this Agreement need not be deposited by the Servicer in the Custodial Account.

Subsection 6.05                   Payments to Servicer by Borrower; Reporting.

Except for Sourcing Due Diligence Fees and Sourcing Legal Processing Fees, Servicer shall be entitled to deduct and retain all Servicing Compensation payable to Servicer under this Agreement from payments received by Servicer from Borrower pursuant to the Loan Documents and Customary Servicing Procedures. To the extent that any payments received by Servicer from Borrower pursuant to the Loan Documents are insufficient to pay all Servicing Compensation payable to Servicer under this Agreement, then Lender shall be liable to Servicer for payment of all Servicing Compensation to Servicer consistent with Subsection 6.14 of this Agreement.

The Servicer shall deliver to the Lender and/or any of its designees in electronic form a monthly report setting forth as of the end of such month an itemized statement as to amounts retained by the Servicer pursuant to this Section 6.05 in connection with each Loan, which report shall be delivered as soon as is reasonably practicable following month-end, but in no event later than ten (10) Business Days following month end.

Subsection 6.06                   Establishment of Escrow Accounts; Deposits in Escrow Accounts.

The Servicer shall segregate and hold all funds collected and received pursuant to each Loan which constitute Escrow Payments or Reserves in accounts separate and apart from any of its own funds and general assets (each, an “Escrow Account”) and shall maintain an Escrow Account for the escrow or reserve provided for in the related Loan Documents, including, but not limited to, any tax escrow deposit, insurance escrow deposit, on-going capital expenditures reserve, deferred maintenance reserve or debt service reserve. The Escrow Account shall be an Eligible Account.

The Servicer shall deposit in the Escrow Accounts on a daily basis the following payments and collections received by it on the day of such receipt and confirmation of such payments and collections, and retain therein in accordance with the Loan Documents and this Agreement): (a) all Escrow Payments or Reserves collected on account of the Loans (including any funded at closing), for the purpose of effecting timely payment of any such items as required under the terms of this Agreement and (b) all amounts representing proceeds of any hazard insurance policy or condemnation award which are to be applied to the restoration or repair of any Mortgaged Property. The Servicer shall make withdrawals therefrom only in accordance with Subsection 6.07 hereof.

Subsection 6.07                   Withdrawals From Escrow Accounts; Reporting.

Withdrawals from the Escrow Accounts shall be made by the Servicer only (a) to effect timely payments of taxes, assessments, fire and hazard insurance premiums or other items constituting Escrow Payments for the related Mortgage, provided that in each case, such withdrawal shall be from the related Escrow Account, (b) to reimburse the Servicer for any Servicing Advance made by Servicer pursuant to Subsection 6.08 hereof with respect to a related Loan, (c) to refund to any Borrower any funds found to be in excess of the amounts required under the terms of the related Loan, (d) for transfer to the Custodial Account upon default of a Borrower or in accordance with the terms of the related Loan and if permitted by Applicable Law, (e) for application to restore or repair of the related Mortgaged Property, provided that any such withdrawal shall be from the related Escrow Account, (f) to pay to the Borrower, to the extent required by Applicable Law, any interest paid on Borrower funds deposited in the related Escrow Accounts, (g), (h) to the extent permitted under the terms of the related Note and Applicable Law, to pay late fees with respect to any Monthly Payment which is received after the applicable grace period, provided that any such withdrawal shall be from the related Escrow Account, (i) to withdraw suspense payments that are deposited into the Escrow Accounts, (j) to withdraw any amounts inadvertently deposited in the Escrow Accounts, (k) for application to the purpose for which the related Reserves are required under the related Loan Documents, (1) to cover any payment shortfalls, provided that any such withdrawal shall be from the related Escrow Account for debt service reserves, or (m) to clear and terminate the Escrow Accounts upon the termination of this Agreement.

The Servicer shall deliver to the Lender and/or any of its designees in electronic form a monthly report setting forth as of the end of such month an itemized statement as to deposits and withdrawals from the Escrow Account, which report shall be delivered as soon as is reasonably practicable following month-end, but in no event later than ten (10) Business Days following month end.

Subsection 6.08                   Payment of Taxes; Insurance and Other Charges; Collections Thereunder.

With respect to each Loan, the Servicer shall maintain accurate records reflecting the status of taxes, assessments and other charges which are or may become a lien upon the Mortgaged Property and the status of premiums for liability, fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges (including renewal premiums) and shall effect payment thereof prior to the applicable penalty or termination date, employing for such purpose deposits of the Borrower in the Escrow Account which shall have been estimated and accumulated by the Servicer in amounts sufficient for such purposes, as allowed under the terms of the Loan Documents. To the extent that the related Loan Documents do not provide for Escrow Payments, the Servicer shall determine whether any such payments are made by the Borrower. The Servicer assumes full responsibility for the timely payment of all such bills, subject to the terms and conditions of the related Loan Documents, and shall effect payments of all such bills irrespective of each Borrower’s faithful performance in the payment of same or the making of the Escrow Payments and shall make Servicing Advances to effect such payments, subject to the terms of this Agreement with respect to such Servicing Advances and Servicer’s ability to recover such Servicing Advances hereunder.

Subsection 6.09                   Transfer of Accounts.

The Servicer may transfer the Escrow Account to a different Eligible Account. Such transfer shall be made only upon obtaining the prior written consent of the Lender or its designee; such consent shall not be unreasonably withheld.

Subsection 6.10                   Maintenance of Insurance.

The Servicer shall cause to be maintained by the Borrower (or if the Borrower fails to maintain such insurance in accordance with the Loan Documents, the Servicer shall cause to be maintained to the extent such insurance is available at commercially reasonable rates, and to the extent the Lender has an insurable interest) for each Loan, insurance with respect to related Mortgaged Properties of the types and in the amounts described in the Loan Documents. Any amounts collected by the Servicer under any such policies (other than amounts to be deposited in the Escrow Accounts and applied to the restoration or repair of the property subject to the related Mortgage or property acquired in liquidation of the Loan, or to be released to the Borrower in accordance with Customary Servicing Procedures) shall be deposited in the Custodial Account.

Subsection 6.11                   [Reserved].

Subsection 6.12                   [Reserved].

Subsection 6.13                   Title, Management and Disposition of REO Property.

(a)                                                    In the event that title to a Mortgaged Property is acquired directly through foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Lender or its nominee.

(b)                                                    The Servicer shall cause to be deposited on a daily basis in the Custodial Account all revenues received with respect to the conservation of the related REO Property. The Servicer shall make distributions as required to the Lender of the net cash flow from the REO Property (which shall equal the revenues from such REO Property net of the expenses reasonably incurred with respect to such REO Property in accordance with Customary Servicing Procedures, but excluding all compensation due the Servicer from the Lender, and any reserves reasonably determined by the Servicer, in accordance with Customary Servicing Procedures, to be required from time to time to be maintained to satisfy anticipated liabilities for such expenses).

(c)                                                    The Servicer shall not dispose of any REO Property, except with the Lender’s prior written consent. If the Servicer obtains the Lender’s prior written consent to dispose of any REO Property, the Servicer shall report monthly to the Lender as to the progress being made in selling such REO Property.

(d)                                                    The Servicer shall either itself or through an agent selected by the Servicer, manage, conserve, protect and operate the REO Property in accordance with Customary Servicing Procedures in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. Any disbursement in excess of $5,000 in any one instance or $10,000 in the aggregate shall be made only with the prior written approval of the Lender or its designee.

Subsection 6.14                   Servicing Compensation.

As compensation for its services hereunder, the Lender shall pay the Servicer all Servicing Compensation, including:

(a)                                                    Sourcing Due Diligence Fees and Sourcing Legal Processing Fees, if applicable; and

(b)                                                    Servicing Fees, Supplemental Servicing Fees, Additional Servicing Compensation, Special Servicing Fees, Liquidation Fees and Workout Fees if the Borrower does not pay these fees in full to the Servicer; provided, however, that the Servicer shall continue to use reasonable efforts consistent with the Customary Servicing Procedures to collect amounts past due from Borrower for which the Servicer has been previously compensated by the Lender pursuant to this Section 6.14, and the Servicer shall deposit such amounts in to the Custodial Account in accordance with Section 6.04 of this Agreement.

In addition, the Lender shall reimburse the Servicer for any unreimbursed advances for principal and/or interest, unreimbursed Servicing Advances by the Servicer, reimbursable to the Servicer pursuant to Subsection 7.01, and any amounts that Servicer can demonstrate have been inadvertently deposited in the Custodial Account.

The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for herein.

Notwithstanding anything else to the contrary herein, to the extent permitted by the related Loan Documents, Servicing Fees, Supplemental Servicing Fees, Special Servicing Fee, Workout Fee and Liquidation Fee (but not the Sourcing Due Diligence Fees or Sourcing Legal Processing Fees) shall be an expense of the related Borrower, and if the Loan Documents are silent as to who bears the costs of any Servicing Fees, Supplemental Servicing Fees, Special Servicing Fees, Workout Fees and Liquidation Fees, the Servicer shall use reasonable efforts consistent with Customary Servicing Procedures to ensure the related Borrower pays for such amounts. Lender shall not be responsible for the payment of any such fees that Servicer is unable collect from the Borrower except as set forth in Section 6.05 and 6.14 of this Agreement.

The Workout Fee with respect to any Corrected Loan will cease to be payable if such loan again becomes a Specially Serviced Loan; provided that a new Workout Fee may become payable if and when such Specially Serviced Loan again becomes a Corrected Loan.

Subsection 6.15                  [Reserved].

Subsection 6.16                  Statements to the Lender.

The Servicer shall forward to the Lender and/or any of its designees in electronic form, a monthly loan report, which report shall contain such fields as set forth in the template attached as Exhibit 2 and (b) a semi-annual servicing report which report shall contain such fields as set forth in the template attached as Exhibit 3 to this Agreement unless the Lender agrees to less frequent servicing reports for Loans on properties performing ahead of expectations.

In addition, within five (5) Business Days of receipt, the Servicer shall deliver to the Lender and/or any of its designees in electronic form, all rent rolls, operating statements and other financial statements provided by the Borrowers pursuant to the related Loan Document, including, without limitation, quarterly unaudited financial statements and to the extent reasonably available from the Borrower, annual audited financial statements, in each case with respect to each Mortgaged Property.

The Servicer shall prepare and file any and all information statements or other filings required to be delivered to the Borrower or to the Lender or its designee pursuant to any Applicable Law with respect to the Loans and the transactions contemplated hereby. In addition, the Servicer shall promptly provide the Lender or its designee with such information concerning the Loans as is necessary for such Lender to prepare federal income tax returns as the Lender may reasonably request from time to time.

Subsection 6.17                  [Reserved].

Subsection 6.18                  Assumption Agreements.

The Servicer will use its best efforts consistent with Customary Servicing Procedures to enforce any “due-on-sale” provision contained in any Mortgage or Note; provided that, subject to the Lender’s or its designee’s prior written approval, the Servicer shall permit such assumption if so required in accordance with the terms of the Mortgage or the Note. When the Mortgaged Property has been conveyed by the Borrower in violation of the terms of the applicable Loan Documents, the Servicer will, to the extent it has knowledge of such conveyance, exercise Lender’s rights to accelerate the maturity of such Loan under the “due-on-sale” clause applicable thereto; provided, however, the Servicer will not exercise such rights if prohibited by Applicable Laws from doing so. In connection with any such assumption, the outstanding principal amount, the Monthly Payment or the Interest Rate of the related Note shall not be changed, and the term of the Loan will not be increased or decreased. If an assumption is allowed pursuant to this Subsection 6.18, the Servicer is authorized to enter into a substitution of liability agreement with the purchaser of the Mortgaged Property pursuant to which the original Borrower is released from liability and the purchaser of the Mortgaged Property is substituted as Borrower and becomes liable under the Note. To the extent the Loan Documents include any conditions for the assumption or transfer, Servicer shall determine in accordance with Customary Servicing Procedures if such conditions have been satisfied, except that any requests for a waiver of any related condition shall require the prior written consent of the Lender.

Subsection 6.19                  Satisfaction of Mortgages and Release of Loan Files.

Upon the payment in full of any Loan, or the receipt by the Servicer of a notification that payment in full will be escrowed in a manner customary for such purposes, the Servicer will obtain the portion of the Loan File that is in the possession of the Custodian, prepare and process any required satisfaction or release of the Mortgage and notify the Lender or its designee in accordance with the provisions of this Agreement. The Lender agrees to deliver, or cause the Custodian to deliver, to the Servicer the original Note for any Loan not later than three (3) Business Days following its receipt of a notice from the Servicer that such a payment in full has been received. Such Note shall be held by the Servicer, in trust, for the purpose of canceling such Note and delivering the canceled Note to the Borrower in a timely manner as and to the extent provided under any Applicable Law.

Subsection 6.20                  Servicer Shall Provide Access and Information as Reasonably Required.

The Servicer shall provide, and shall cause any Subservicer or subcontractor to provide, to the Lender or its designee, or the Lender’s auditors (internal and external), any supervisory agents or examiners representing a state or federal governmental agency having jurisdiction over the Lender or its affiliates, accountants, attorneys, agents, or designees the right to examine and audit, which audits may include technical, financial or operational audits, at the Lender’s expense, upon reasonable notice to the Servicer, during business hours or at such other times as might be reasonable under applicable circumstances, the Servicer and any and all of the books, records, documentation or other information, including facilities (and any back-up facilities and disaster recovery sites), computer systems and policies and procedures, of the Servicer, or held by another for the Servicer or on its behalf or otherwise, which relate to the performance or observance by the Servicer of the terms, covenants or conditions of this Agreement and local, state and federal laws.

In addition, the Lender’s auditors (internal and/or external) or any third-party oversight group or the vendor management group that is part of the Lender’s parent company or other Lender designees may conduct annual compliance reviews on a random sample of Loans. The Servicer shall fully cooperate with such audits at Servicer’s cost and expense, and provide assistance as reasonably requested. If any party conducting such a review discovers a breach or a remediation issue, the Servicer shall, to the extent such is required for the Servicer to otherwise fulfill its duties hereunder (including to comply with Customary Servicing Procedures), promptly correct such identified breach or resolve any issues to the Lender’s reasonable satisfaction, which may include changes to the Servicer’s policies and procedures.

Servicer shall provide lender on an annual basis with a copy of Servicer’s current SSAE 18 or equivalent (which includes the USAP) annual report. In addition, the Servicer shall furnish, and shall cause any Subservicer to furnish, upon reasonable request by the Lender or its designee, during the term of this Agreement, such periodic, special or other reports or information, whether or not provided for herein, as shall be necessary, reasonable and appropriate with respect to the purposes of this Agreement and applicable regulations. All such reports or information shall be provided by and in accordance with all reasonable instructions and directions the Lender or its designee may require. The Servicer agrees, and shall cause any Subservicer to agree, to execute and deliver all such instruments and take all such action as the Lender or its designee from time to time, may reasonably request in order to effectuate the purposes and to carry out the terms of this Agreement.

Subsection 6.21                  Inspections.

With respect to each Loan secured primarily by real property improved with 1-4 unit residential dwellings, Servicer shall perform an exterior inspection of 25% of the Mortgaged Properties for each Loan on an annual basis, and rotate through the remaining Mortgaged Properties on an annual basis of 25% of the related portfolio thereafter through the life of the Loan. With respect to all other Loans, Servicer shall be required to inspect each Mortgaged Property or engage a third party inspector if deemed reasonable by the Servicer and approved in writing by the Lender once every calendar year, provided, however, with respect to any such Loan with an Outstanding Principal Balance of less than $2,000,000, such inspections need not be performed more often than every second calendar year.

For Specially Serviced Loans, the Servicer shall immediately inspect the related Mortgaged Property and shall conduct subsequent inspections in accordance with Customary Servicing Procedures.

The Servicer shall keep a written report of each inspection contemplated by this Section 6.21; provided that Servicer shall obtain the prior written consent of the Lender prior to conducting an inspection that is expected to accrue expenses in excess of $1,000.00, unless the related Loan Documents require the Borrower to pay for said inspection(s). All inspections described in the subsection shall be performed in accordance with Customary Servicing Procedures.

Subsection 6.22                   Restoration of Mortgaged Property.

The Servicer need not obtain the approval of the Lender or its designee prior to releasing any Insurance Proceeds or Condemnation Proceeds to the Borrower to be applied to the restoration or repair of the Mortgaged Property if such release is in accordance with Customary Servicing Procedures and the applicable Loan Documents. At a minimum, the Servicer shall comply with the following conditions in connection with any such release of Insurance Proceeds or Condemnation Proceeds:

(a)                                                    the Servicer shall receive satisfactory independent verification of completion of repairs and issuance of any required approvals with respect thereto;

(b)                                                    the Servicer shall take all steps necessary to preserve the priority of the lien of the Mortgage, including, but not limited to requiring waivers with respect to mechanics’ and materialmen’s liens;

(c)                                                     the Servicer shall verify that the Loan is not in default; and

(d)                                                    pending repairs or restoration, the Servicer shall place the Insurance Proceeds or Condemnation Proceeds in the Escrow Accounts.

If the Lender is named as an additional loss payee, the Servicer is hereby empowered to endorse any loss draft issued in respect of such a claim in the name of the Lender.

SECTION 7.                         The Servicer.

Subsection 7.01                         Indemnification; Third Party Claims.

Lender shall defend, indemnify and hold Servicer harmless from and against any and all claims, rights, demands, liabilities, causes of action, costs and expenses (including attorney fees reasonably incurred by or demanded from Servicer) (a “Claim” or, “Claims”) directly resulting, arising out of, or in connection with, Servicer’s performance of its duties under this Agreement, including as a result of allegations by a third party, provided that the performance of such duty (i) does not constitute a material breach of any representation or any warranty, covenant or agreement of Servicer contained in this Agreement, and (ii) is undertaken in compliance with the Customary Servicing Procedures; so long as such Claim does not arise or result primarily from Servicer’s fraud, gross negligence, bad faith or willful misconduct. Without prejudice to the foregoing, Lender’s obligation to indemnify the Servicer under this Section 7.01 shall not apply to indirect, consequential, punitive or special losses.

Servicer shall defend, indemnify and hold Lender harmless from and against any and all Claims directly arising out of or resulting from Servicer’s fraud, gross negligence, bad faith, willful misconduct or material breach of this Agreement so long as such Claim does not arise primarily from Lender’s fraud, gross negligence, bad faith, willful misconduct or material breach of this Agreement. Without prejudice to the foregoing, Servicer’s obligation to indemnify hereunder shall not apply to indirect, consequential, punitive or special losses.

Subsection 7.02                    Merger or Consolidation of the Servicer.

The Servicer will keep in full effect its existence, rights and franchises as a limited liability company, will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Loans and to perform its duties under this Agreement and will obtain and preserve all licenses and approvals in each jurisdiction in which such licensing or approval is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Loans and to perform its duties under this Agreement.

Any Person into which the Servicer may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Servicer shall be a party, or any Person succeeding to substantially all of the business of the Servicer (whether or not related to loan servicing), shall be the successor of the Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding. In the event of such a merger or consolidation involving the Servicer, Servicer will maintain ratings no lower than “Adequate” for the Servicer and any special servicer.

Subsection 7.03                    Limitation on Liability of the Servicer and Others.

The duties and obligations of the Servicer shall be determined solely by the express provisions of this Agreement, the Servicer shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Servicer. Neither the Servicer nor any of the directors, officers, employees or agents of the Servicer shall be under any liability to the Lender for any action taken or for refraining from the taking of any action in accordance with Customary Servicing Procedures; provided, however, that this provision shall not protect the Servicer against any liability specifically imposed on the Servicer herein; and, provided further, that this provision shall not protect the Servicer against any liability that would otherwise be imposed by reason of fraud, gross negligence, bad faith, willful misconduct in the performance of duties or by reason of reckless disregard of or material breach of the obligations or duties hereunder. The Servicer and any director, officer, employee or agent of the Servicer may rely on any document of any kind which it in good faith reasonably believes to be genuine and to have been adopted or signed by the proper authorities respecting any matters arising hereunder. Except with respect to those matters regarding which the Servicer is to provide indemnification to the Lender pursuant to Subsection 7.01, the Servicer shall have no obligation to appear with respect to, prosecute or defend any legal action that is not incidental to the Servicer’s duty to service the Loans in accordance with this Agreement.

SECTION 8.                    Termination.

(a)                                                    The respective obligations and responsibilities of the Servicer, as servicer, shall terminate upon (a) the distribution to the Lender or its designee of the final payment or liquidation with respect to the last Loan (or advances of same by the Servicer) or (b) the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the last Loan and the remittance of all funds due hereunder, in each case, pursuant to and in accordance with the Agreement.

(b)                                                    Either party may terminate this Agreement for any reason with or without cause upon not less than sixty (60) days prior notice to the other party.

(c)                                                    Lender may terminate this Agreement immediately for cause or in the event of Servicer’s reckless disregard of or material breach of its obligations or duties under this Agreement.

(d)                                                    The Servicer shall be entitled to all compensation owing to Servicer at the time of termination under this Agreement except to the extent such termination is the result of Servicer’s fraud, gross negligence, bad faith, willful misconduct in the performance of duties or by reason of reckless disregard of or material breach of the obligations or duties hereunder.

(e)                                                    In the event this Agreement is terminated by either party, the Servicer agrees to reasonably cooperate with the Lender in the execution of documents and performance of other actions necessary or desirable in order to substitute a successor servicer(s) for the Servicer under this Agreement provided the Servicer shall be entitled to reasonable compensation for its reasonable cooperation and execution of documents and performance of other actions.

SECTION 9.                    Notices.

All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt requested, or, if by other means, when received by the other party at the address as follows:

(a)                                                    if to the Lender:

Hartford Schroders Opportunistic Income Fund

690 Lee Road

Wayne, Pennsylvania 19087

Attn: Alice A. Pellegrino

(b)                                                    if to the Servicer:

Al0 Capital, LLC

800 W. Main Street, Suite 1100

Boise, Idaho 83702

Attn: Jeff Thomas

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

SECTION 10.                    Severability Clause.

Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Applicable Law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

SECTION 11.                    No Partnership.

Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of the Servicer shall be rendered as an independent contractor and not as agent for the Lender.

SECTION 12.                    Counterparts.

This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

SECTION 13.                    Confidentiality.

(a)                                                    Non-Public Personal Information: Each party represents and warrants that it has adopted policies and procedures reasonably designed to comply with all privacy laws that apply to its business, including Regulation P or S-P and/or the Fair and Accurate Credit Transaction Act, as applicable (“Privacy Law”) and each acknowledges that it is prohibited from using or disclosing any nonpublic personal information as defined in the Privacy Law (“Non-Public Personal Information”) received from the party disclosing the information (the “Disclosing Party”) other than (i) as required by law, regulation or rule; (ii) as permitted in writing by the Disclosing Party; (iii) to its affiliates; or (iv) as reasonably necessary to perform this Agreement, in each case in compliance with the reuse and redisclosure provisions of Privacy Law.

(b)                                                    Confidential Information. All information provided under this Agreement by a Disclosing Party to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential.  The parties to this Agreement acknowledge and understand that any and all confidential information that is disclosed to, or is otherwise obtained by, the other party, its affiliates, agents or representatives during the term of and in connection with this Agreement (the “Confidential Information”) is confidential and proprietary, constitutes trade secrets of the owner, and is of great value and importance to the success of the owner’s business.  All Confidential Information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its affiliates related to the performance/receipt of services and discharge of other obligations under the Agreement, including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.  The parties agree that such Confidential Information shall not be used for the Receiving Party’s own commercial purposes other than the performance/receipt of services and discharge of other obligations under the Agreement or any other agreement between the Disclosing Party and the Receiving Party and its affiliates. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Custodian or its affiliates to employ (or that is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.  Each party agrees to cause all of its respective employees, agents, representatives, or any other party to whom it may provide access to or disclose Confidential Information to limit the use and disclosure of Confidential Information to the purposes outlined in this Section 9.14(b).  If either party outsources services to a third party, such third party will agree or will have agreed in writing with the outsourcing party to maintain the security and confidentiality of any confidential information (which may include Confidential Information as defined in this Agreement) shared with them.

SECTION 14.                    Business Continuity. The Servicer shall maintain the appropriate business continuity and/or disaster recovery plan(s) specific to the services provided under this Agreement under such terms and conditions as may be mutually agreed upon from time to time in writing by the Servicer and the Lender.

SECTION 15.                    Governing Law.

Except to the extent preempted by federal law, this Agreement shall be construed in accordance with the laws of the state of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the laws of the state of New York, without regard to the conflicts of laws provisions of the state of New York or any other jurisdiction. In the event of a dispute or litigation under this Agreement, the prevailing party shall be entitled to receive all expenses incurred therewith, including reasonable attorneys’ fees and costs.

SECTION 16.                    Tax Consequences.

The Lender shall have the right to review the Loans and the related Loan Files to determine the characteristics of the Loans which shall affect the federal income tax consequences of owning the Loans and the Servicer shall cooperate with all reasonable requests made by the Lender in the course of such review.

SECTION 17.                    Waivers.

No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

SECTION 18.                    Exhibits and Schedules.

The exhibits and schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

SECTION 19.                    General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)                                                    the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender; accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(b)                                                    references herein to “Articles,” “Sections,” “Subsections,” “Paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(c)                                                    reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(d)                                                    the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(e)                                                    the term “include” or “including” shall mean without limitation by reason of enumeration.

SECTION 20.                    Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party hereto in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

SECTION 21.                    Amendment.

This Agreement may be amended from time to time by the Lender and the Servicer by written agreement signed by the parties hereto.

SECTION 22.                    [Reserved].

SECTION 23.                    Entire Agreement.

This Agreement constitutes the entire agreement and understanding relating to the subject matter hereof between the parties hereto and any prior oral or written agreements between them shall be deemed to have merged herewith.

SECTION 24.                    Further Agreements.

The Servicer shall, upon commercially reasonable request of the Lender, promptly execute and deliver to the Lender all of such other and further commercially reasonable documents and instructions to carry out more effectively the intent of the provisions under this Agreement. Further, the Servicer shall, upon commercially reasonable request of the Lender, provide information and documentation relevant to the Servicer, as applicable, and its respective purchase, sale and servicing practices and procedures. The Servicer and the Lender agree to execute and deliver to the other any other such commercially reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

SECTION 25.                    Successors and Assigns.

This Agreement shall bind and inure to the benefit of and be enforceable by the Lender and the Servicer, and the respective successors and assigns of the Lender and the Servicer. The Lender and any subsequent purchasers may assign this Agreement to any Person to whom any Loan is transferred pursuant to a sale or financing upon prior written notice to the Servicer. As used herein, the trust formed in connection with a Subsequent Transaction shall be deemed to constitute a single “Person.” Upon any such assignment and written notice thereof to the

Servicer, the Person to whom such assignment is made shall succeed to all rights and obligations of the Lender under this Agreement to the extent of the related Loan or Loans and this Agreement, to the extent of the related Loan or Loans, shall be deemed to be a separate and distinct Agreement between the Servicer and such Lender, and a separate and distinct Agreement between the Servicer and each other Lender to the extent of the other related Loan or Loans.

The Servicer shall not assign this Agreement or delegate its rights or duties hereunder or any portion hereof (other than to subservicers or subcontractors as contemplated hereby) without the prior written consent of the Lender or sell or otherwise dispose of all of its property or assets without at least thirty (30) days prior written notice to the Lender.

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IN WITNESS WHEREOF, the Lender and the Servicer have caused their names to be signed hereto by their respective officers thereunto duly authorized on the date first above written.

HARTFORD SCHRODERS OPPORTUNISTIC INCOME FUND, as Lender

By:	/s/ Vernon J. Meyer
Name: Vernon J. Meyer
Title: Vice President

AI0 Capital, LLC, as Servicer

By:	/s/ Jacqueline C. Cox
Name: Jacqueline C. Cox
Title: Executive Vice President